UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2023

Avenue Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38114 (Commission File Number)	47-4113275 (IRS Employer Identification No.)

1111 Kane Concourse, Suite 301

Bay Harbor Islands, Florida 33154

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ATXI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 7, 2023, the Board of Directors (the “Board”) of Avenue Therapeutics, Inc. (the “Company”) voted to expand the size of the Board from five to six members, effective immediately, and appointed Alexandra MacLean, M.D., Chief Executive Officer of the Company, to the Board as a director, effective immediately, with a term expiring at the 2023 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) or until her successor is elected and qualified, or, if earlier, her death, disability, resignation, disqualification or removal from the Board.

Dr. MacLean, due to her position of Chief Executive Officer of the Company, will not be independent under rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing requirements of The Nasdaq Stock Market and will not be permitted to sit on any of the committees of the Board. Consistent with the Company’s current policies, she will receive no compensation for her service as a director. There are no arrangements or understandings between Dr. MacLean and any other person pursuant to which Dr. MacLean was selected as a director and there are no transactions in which Dr. MacLean has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Also on March 7, 2023, the Board appointed Jay Kranzler, M.D., Ph.D. to serve as Chairman of the Board, effective immediately, in place of Lindsay A. Rosenwald, M.D. Dr. Rosenwald will remain a member of the Board.

Item 5.08	Shareholder Director Nominations.

To the extent applicable, the information in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.08.

Item 8.01	Other Events.

2023 Annual Meeting of Stockholders

On March 7, 2023, the Board determined that the Annual Meeting will be held on June 22, 2023. The Board also approved April 25, 2023 as the record date for the Annual Meeting. Only stockholders of record at the close of business on that date may attend and vote at the meeting or any adjournment or postponement thereof.

Because the date of the Annual Meeting has changed by more than 30 days from the anniversary of the Company’s 2022 annual meeting of stockholders, the Company has set a new deadline for the receipt of stockholder proposals. In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any stockholder proposal intended to be considered for inclusion in the Company’s proxy materials for the Annual Meeting must be delivered to, or mailed to and received at, the Company’s executive offices located at Avenue Therapeutics, Inc., 1111 Kane Concourse, Suite 301, Bay Harbor Islands, Florida 33154, Attn: David Jin, Corporate Secretary, on or before the close of business on March 24, 2023, which the Company has determined to be a reasonable time before it expects to begin to print and distribute its proxy materials for the Annual Meeting. In addition to complying with this deadline, stockholder proposals intended to be considered for inclusion in the Company’s proxy materials for the Annual Meeting must also comply with all applicable SEC rules, including Rule 14a-8 of the Exchange Act, and the Company’s Amended and Restated Bylaws (the “Bylaws”).

To comply with the universal proxy rules under Rule 14a-19 of the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 3, 2023.

Under the Company’s Bylaws, stockholders may also present a proposal or director nomination at the Annual Meeting if advance written notice is timely given to the Company, in accordance with the Bylaws. Because the date of the 2023 Annual Meeting will now be held more than 30 days before the anniversary of the 2022 annual meeting of stockholders, the Company is establishing March 24, 2023 as the date by which notice by a stockholder of any such proposal or nomination must be received by the Company.

Press Release

On March 8, 2023, the Company issued a press release announcing (i) the expansion of the Board and appointment of Dr. MacLean to the Board and the appointment of Dr. Kranzler as Chairman of the Board, (ii) that it plans to hold the Annual Meeting of the Company on June 22, 2023, and (iii) that it will participate in a Type C meeting with the Food and Drug Administration on March 9, 2023 to discuss a proposed study protocol to assess the risk of respiratory depression related to opioid stacking on intravenous tramadol relative to an approved opioid analgesic. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Description
99.1	Press Release dated March 8, 2023
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENUE THERAPEUTICS, INC.
(Registrant)
Date: March 8, 2023
	By:	/s/ David Jin
David Jin
Interim Principal Financial Officer and Chief Operating Officer